Exhibit 10.1

March 4, 2009	Mark A. Suwyn Chairman & Chief Executive Officer NewPage Corporation

Mr. David J. Prystash	937.242.9411 DIRECT 937.242.9324 FAX mark.suwyn@newpagecorp.com

Dear David,

I am pleased to inform you that the Compensation Committee of the Board of Directors of NewPage Corporation (the Company) yesterday approved the payment to you of a bonus of $85,000, subject to the terms of this letter and subject to normal payroll deductions and withholding (the Bonus). The Bonus compensates your for the retention bonus from your former employer that you lost when you accepted your current position with the Company. The Bonus will be paid to you upon receipt of your signed acceptance of the terms of this letter.

By signing below and accepting the Bonus you agree that you will repay the Bonus in full to the Company (without interest) if on or before February 23, 2011 (i) your employment with the Company is terminated by the Company or its successor for “Cause,” as defined in Section 5.1(a) of your Employment Agreement dated September 8, 2008, and at the effective date of termination a Change in Control has not then occurred, or (ii) you resign as an employee of the Company or its successor other than for “Good Reason,” as defined in Section 5.1(c) of your Employment Agreement dated September 8, 2008, and at the effective date of resignation a Change in Control has not then occurred. For purposes of this letter, a “Change in Control” means (i) a transaction resulting in an individual or entity or group of individuals and entities, other than Cerberus Capital Management, L.P. and its affiliates, having beneficial ownership (as defined in Rule 13d-3 promulgated by the U.S. Securities and Exchange Commission), directly or indirectly, of more than 50% of the Company’s common stock, or (ii) the sale, transfer or other disposition of all or substantially all of the business or assets of the Company and its subsidiaries, taken as a whole and determined on a consolidated basis, in each case whether by sale of assets, merger, consolidation, recapitalization, reorganization or otherwise, to an individual or entity or group of individuals and entities, other than Cerberus Capital Management, L.P. and its affiliates.

Please sign and return a copy of this letter indicating your acceptance of and agreement to the foregoing terms.

Sincerely,

/s/ Mark A. Suwyn
Mark A. Suwyn
Chairman and Chief Executive Officer

8540 Gander Creek Drive, Miamisburg, OH 45342	937.242.9411 PHN	937.242.9324 FAX	www.newpagecorp.com

Mr. David J. Prystash

Accepted and agreed to:

/s/ David J. Prystash
David J. Prystash

Date: April 20, 2009